Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – DECEMBER 14, 2011
[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2012 second quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2012 second quarter investor conference call. The agenda for today’s call will include a discussion of our second quarter financial results, a review of market conditions and an update regarding our strategic development efforts.

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Let me begin by stating that WPCS is pleased to announce that we achieved a consecutive quarter of EBITDA profitability. This recent performance continues to reaffirm that we are focused on returning to profitability levels we have generated historically prior to a difficult fiscal year 2011.

Going forward, we continue to see a strong level of bid activity for WPCS in public services, healthcare and energy. In public services, the emphasis has been on video surveillance to deter crime and the consolidation of county-wide 911 dispatch systems for cost savings. In healthcare, renovation and new construction of hospitals to accommodate the aging population continues. In energy, we are seeing more and more bids for solar being driven by the lower cost of solar panels produced in China. Both our domestic and international operation centers are performing very well. Although the economy has not fully recovered, the specific markets we serve are continuing to offer ample opportunities for growth.

As reported in the last quarter, we divested two of our under performing operations.  Accordingly, the financial results discussed herein refer to our results from continuing operations. We remain encouraged that fiscal year 2012 will be a financially successful year.

Our executive team continues to implement cost efficiencies as well as emphasizing the improvement of gross margins. The gross margin through six months of this fiscal year improved to 21% compared to 18% for the same period a year ago. WPCS has also expanded its sales and marketing efforts recently with programs designed to grow our customer base. Our reputation remains strong as a premier design-build engineering firm for communications infrastructure and renewable energy as evidenced by new contract announcements that show a high level of repeat business.

At the end of the second quarter, WPCS is pleased to announce that we have a backlog of $30 million and a bid list of $163 million. The company has been able to keep the backlog and bid activity at healthy levels even after the divestiture of two operation centers.

In regards to revenue, for the second quarter of fiscal year 2012 ended October 31, 2011, WPCS generated $28.2 million compared to $23.2 million for the same period a year ago which represents an increase of 21%. Again, I would like to emphasize that these results are after the divestiture of two operation centers. For the six month period of fiscal year 2012 ended October 31, 2011, WPCS generated $51.7 million compared to $46.5 million for the same period a year ago, which represents an increase of 11%.

In regards to EBITDA, for the second quarter of fiscal year 2012 ended October 31, 2011, WPCS generated $371,000 in EBITDA compared to an EBITDA loss of $1.3 million for the same period a year ago. For the six month period of fiscal year 2012 ended October 31, 2011, WPCS generated $1.5 million in EBITDA compared to an EBITDA loss of $1.6 million for the same period a year ago. This turnaround in performance is very encouraging.

WPCS defines EBITDA in the traditional sense of earnings before interest, income taxes, depreciation and amortization but in addition, WPCS has incurred one-time charges from the loss of discontinued operations and the strategic alternatives effort as well as non-cash charges from acquisition-related earn-out costs and goodwill impairments. These charges are also excluded from the EBITDA calculation so that we can provide a more meaningful perspective on the improved results for our continuing operations.

For the second quarter, WPCS reported a net loss of $1.7 million or $0.24 per diluted share compared to a net loss of $6.0 million or $0.86 per diluted share for the same period a year ago. For the first six months of fiscal year 2012 ended October 31, 2011, WPCS reported a net loss of $1.7 million or $0.24 per diluted share compared to a net loss of $6.3 million or $0.91 per diluted share for the same period a year ago.

This is a considerable improvement from last year and I would like to emphasize that the net loss of $1.7 million for the first six months of this fiscal year includes one-time charges of $1.3 million related to the loss from discontinued operations and $141,000 related to the on-going strategic alternatives effort. The revenue segmentation for the six month period was approximately 22% wireless communication, 7% specialty construction and 71% electrical power.

For the second quarter, consolidated gross margin was 18% compared to 17% for the same period one year ago. There was a cost overrun on a larger project that affected the consolidated gross margin for the second quarter. However, the project is near completion and all costs have been recognized. More encouraging is that through the first six months ended October 31, 2011, the consolidated gross margin was 21% compared to 18% for the same period one year ago.

As of October 31, 2011, WPCS continues to maintain a healthy balance sheet with approximately $5.2 million in cash and $14.6 million in working capital. Our net tangible asset value is $20.9 million or $3.01 per diluted share. Due to the relative strength of our balance sheet, the company continues to finance our growth internally and meet our short term liquidity needs.

In regards to our credit facility with Bank of America, as of December 14, 2011, we have further reduced our debt obligation to approximately $2.4 million from the $3.5 million reported on the October 31, 2011 balance sheet. WPCS is renegotiating our forbearance agreement in order to give us some time to conclude the arrangements for a credit facility with a new senior lender. The company has received term sheets from several senior lenders and we expect to finalize terms soon. The reason it has taken a while for a new credit facility is that senior lenders were looking for a couple of quarters of EBITDA performance, which we have now accomplished.
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As previously reported, on September 1, 2011, WPCS sold two operation centers to Multiband Corporation. In addition, WPCS extended a deadline of February 1, 2012 for Multiband Corporation to put forth a definitive merger agreement with a financing commitment for their proposed acquisition of WPCS at $3.20 per share. As of today, that has not yet occurred. We wish we could provide more information on the status but we do not have anymore information at this point. However, if Multiband puts forth a definitive agreement to acquire WPCS, along with a financing commitment, our directors will confer and announce their recommendation to our shareholders. As most of you are aware, the proposal from Multiband is part of the strategic alternatives effort that has been underway since September 2010.
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In conclusion, the management team will continue to focus on improving our financial performance and making sure that each operation center is positioned for earnings growth in the near future. We believe WPCS is a valuable company. We have a leadership position in communications infrastructure, an exceptional customer base in high growth markets, an international presence, a healthy balance sheet and earnings growth potential. Our company remains committed to building shareholder value in the short term and the long term. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2012 second quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 45830 # as the program identification number.

This will conclude the call.

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